Exhibit 2.3

EXECUTION COPY

SECOND AMENDING AGREEMENT TO ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 29th day of April, 2008 (this “Agreement”)

AMONG:

POPE & TALBOT, INC., a corporation organized under the laws of the State of Delaware, POPE & TALBOT LTD., a corporation organized under the federal laws of Canada, POPE & TALBOT LUMBER SALES, INC., a corporation organized under the laws of the State of Delaware, POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP, a limited partnership under the laws of the State of South Dakota

(collectively, the “Sellers”)

AND:

INTERNATIONAL FOREST PRODUCTS LIMITED, a British Columbia corporation

(the “Purchaser”)

WHEREAS, the Sellers and the Purchaser entered into an Asset Purchase Agreement dated as of November 19, 2007 and that certain amending agreement to the Asset Purchase Agreement dated as of April 24, 2008 (together, the “Asset Purchase Agreement”);

WHEREAS, the Purchaser assigned the right to purchase certain assets situated in the United States under the Asset Purchase Agreement to Interfor Pacific Inc. (“IPI”), a Washington corporation, pursuant to Section 10.06 thereof;

WHEREAS, IPI assigned the right under the Asset Purchase Agreement to purchase the Spearfish Mill and certain related assets (together the “Spearfish Assets”) to Neiman Enterprises, Inc. (“Neiman”), a Wyoming corporation;

WHEREAS, Neiman, in turn, assigned the right to purchase the Spearfish Assets under the Asset Purchase Agreement to Spearfish Forest Products, Inc., a South Dakota Corporation and Neiman Timber Company, LC, a Wyoming limited liability company, (together, with IPI and Neiman, the “Assignees”); and

WHEREAS, none of the assignments to the Assignees have relieved the Purchaser of any of its obligations under the Asset Purchase Agreement, and

WHEREAS, the Sellers and the Purchaser wish to further amend the terms of the Asset Purchase Agreement, in the manner contemplated by this Agreement.

NOW THEREFORE in consideration of good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties covenant and agree that:

1. Definitions. In this Agreement, words and phrases defined in the Asset Purchase Agreement, and used but not otherwise defined herein, have the meanings given in the Asset Purchase Agreement.

2. Amendments to the Asset Purchase Agreement. The Sellers and the Purchaser agree that the Asset Purchase Agreement is hereby amended as follows:

(a) Section 1.01 (definition of “Needles Foreshore Area”). Section 1.01 is amended by deleting the definition of “Needles Foreshore Area” and replacing it with the following:

““Needles Foreshore Area” means the approximately 9.63 hectare area shown outlined in bold on the diagram attached hereto as Exhibit 1.01(j).”

(b) Section 1.01 (definition of “Postpetition Contracts”). Section 1.01 is amended by adding the following immediately after the definition of “Post-Closing Period” as follows:

““Postpetition Contracts” has the meaning given to it in Section 5.28.”

(c) Section 5.27. Article V is amended by adding the following Section 5.27 immediately after Section 5.26:

“SECTION 5.27 Post-Closing Deliverable of Selected Material Contracts. Following the Closing, the Sellers shall use commercially reasonable efforts to seek approval of the Bankruptcy Court and the Canadian Court to assume and assign to the Purchaser those Material Contracts that may not have been identified to the Purchaser in sufficient time prior to the Closing for the Sellers to obtain such approval. To the extent that the Purchaser elects by notice in writing to the Sellers given not later than the Closing Date or the date of disclosure of such Material Contracts, for the applicable Seller to assume and assign any such Material Contract to the Purchaser to be included in the Purchased Assets, the Purchaser shall satisfy all post-Closing obligations arising thereunder as set forth in detail in the Transition Services Agreement. For the avoidance of doubt, notwithstanding Section 2.09 or Section 5.04, the Seller shall pay and satisfy all Cure Costs associated with such Material Contracts.

(d) Section 5.28. Article V is amended by adding the following Section 5.28 immediately after Section 5.27:

“SECTION 5.28 Assignment of Postpetition Contracts. (a) Section 5.28(a) of the Disclosure Schedule lists the material Contracts of the Sellers entered into on or after November 19, 2007 which relate primarily to the Business (collectively, the “Postpetition Contracts”). Copies of all Postpetition Contracts listed on Section 5.28(a) of the Disclosure Schedule have been provided to the Purchaser. Subject to Section 5.28(b) and Section 5.28(c), the Sellers shall assign, and the Purchaser shall assume, all Postpetition Contracts (collectively, the “Assigned Postpetition Contracts”) pursuant to one or more assignment agreements to be entered into between Purchaser and Sellers. For the avoidance of doubt, none of Section 2.09 or Section 5.04 shall apply to the Postpetition Contracts.

(b) The Purchaser may elect to exclude any of the Postpetition Contracts by delivery of written notice of such election on or before the seventh (7th) day after the Closing Date. Any such Postpetition Contract so elected shall not be assigned to, or assumed by, the Purchaser, and shall be an Excluded Contract for all purposes hereunder.

(c) Where consent of the counterparty to the Postpetition Contract is required for assignment by the Seller and the Purchaser has not elected to exclude such Postpetition Contract pursuant to Section 5.28(b), from and after the Closing Date, the Sellers shall use commercially reasonable efforts to obtain the applicable counterparties’ consent to such assignment and the Purchaser shall use commercially reasonable efforts to assist with, and facilitate, the obtaining of any such consent. Any Postpetition Contract in respect of which such required consent is not or cannot be obtained shall not be assigned to the Purchaser, and shall be an Excluded Contract for all purposes hereunder.

(d) As provided in the Transition Services Agreement, the Purchaser shall satisfy all post-Closing obligations arising under all Postpetition Contracts that are assigned by the Sellers and assumed by the Purchaser pursuant to this Section 5.28 after the Closing Date.” The Sellers shall pay and satisfy all pre-Closing obligations arising under all Postpetition Contracts that are assigned by the Sellers and assumed by the Purchaser pursuant to this Section 5.28.”

3. Amendments to the Disclosure Schedule. The Sellers and the Purchaser agree that the Disclosure Schedule to the Asset Purchase Agreement is hereby amended as follows:

(a) Section 3.09. Section 3.09 is hereby amended and restated in the form attached hereto as Schedule “A”.

(b) Section 3.11: Section 3.11 is hereby amended by adding the following in a new part 6 of section 3.11: “Part 6 – Permit Identified on Second Amendment”

(c) Adding the following as a new item (1) in the new Part 6: “Permit PR-8236 issued July 4, 1990 to PTL by the Ministry of Environment under the provisions of the Waste Management Act (British Columbia).”

(d) Section 3.17. Section 3.17(a) is amended by:

(i) Adding the following as a new Part 4 of section 3.17(a): “Part 4 – Contracts Identified After Signing and Before Closing.”

(ii) Adding the following as a new item (1) in the new Part 4: “Agreement between British Columbia Hydro and Power Authority and Pope & Talbot Ltd. dated April 1, 1993.”

(iii) Adding the following as a new item (2) in the new Part 4: “Tree Planting Agreement between PTL and Blue Collar Silviculture Ltd dated October 12, 2007.”

(iv) Adding the following as a new item (3) in the new Part 4: “Oral Agreement with Mr. Mehmal re. Part of Parcel B, Lot 351, SDYD used for Ministry of Environment permit PR-8236.”

(e) Section 5.28. Schedule “B” attached hereto is added as new Section 5.28(a) of the Disclosure Schedule immediately following Section 5.05 of the Disclosure Schedule.

4. Amendments to Exhibit. The Sellers and the Purchaser agree that the following Exhibit to the Asset Purchase Agreement is hereby amended as follows:

(a) Exhibit 1.01(j): Exhibit 1.01(j) is hereby amended and restated in the form attached as Schedule “C”.

5. Continuing Effect. The Sellers and the Purchaser acknowledge and agree that except as specifically amended by this Agreement, the Asset Purchase Agreement continues in full force and effect.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code and the CCAA. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Agreement or the Transactions and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.02 of the Asset Purchase Agreement (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York Law).

7. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 7.

8. Enurement. This Agreement enures to the benefit of, and is binding upon, the parties hereto, and their respective successors and permitted assigns.

9. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

10. Effective Date. This Agreement is not binding upon any party unless and until executed and delivered by all parties, whereupon this Agreement will take effect as of the date first written above.

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IN WITNESS WHEREOF this Agreement has been executed by each of the parties as of the day and year first above written.

POPE & TALBOT, INC.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President, Chief Financial Officer and Secretary

POPE & TALBOT LTD.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President, Chief Financial Officer

POPE & TALBOT LUMBER SALES, INC.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President, Chief Financial Officer

POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP
By its general partner, Pope & Talbot Ltd.:

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President, Chief Financial Officer

INTERNATIONAL FOREST PRODUCTS LIMITED

By:	/s/ Duncan Davies
Name:	Duncan Davies
Title:	President and Chief Executive Officer

By:	/s/ John Horning
Name:	John Horning
Title:	Sr. Vice President and Chief Financial Officer